Exhibit 99.1

For Immediate Release	Contact: Greg Lemenchick Vice President - Investor Relations investorrelations@dominos.com

Domino’s Pizza® Announces Fourth Quarter and Fiscal 2024 Financial Results

Global retail sales growth (excluding foreign currency impact) of 4.4% for the fourth quarter;

5.9% growth for fiscal 2024

U.S. same store sales growth of 0.4% for the fourth quarter; 3.2% growth for fiscal 2024

International same store sales growth (excluding foreign currency impact) of 2.7% for the fourth quarter; 1.6% growth for fiscal 2024

Global net store growth of 364 for the fourth quarter; 775 for fiscal 2024

Income from operations increased 6.4% for the fourth quarter; 7.3% for fiscal 2024

(excluding the $0.2 million and $5.8 million negative impacts of foreign currency exchange rates on international franchise royalty revenues, income from operations increased 6.5% and 8.0% for the fourth quarter and fiscal 2024, respectively)

Board of Directors approves 15% increase in quarterly dividend to $1.74 per share

ANN ARBOR, Michigan, February 24, 2025: Domino’s Pizza, Inc. (Nasdaq: DPZ), the largest pizza company in the world, announced results for the fourth quarter and fiscal 2024.

“Domino’s 2024 results demonstrated that our Hungry for MORE strategy can drive strong order count growth, even in the face of a challenging global macroeconomic environment,” said Russell Weiner, Domino’s Chief Executive Officer. “In our international business, we delivered a remarkable 31st consecutive year of same store sales growth, with our sales improving in the fourth quarter. In the U.S., leaning into our pillar of Renowned Value helped us once again generate meaningful market share growth in QSR Pizza. As we look ahead to 2025, I remain confident that Domino’s will continue to win and grow market share. This will increase our advantage as the #1 pizza company in the world, driving best in class results and long-term value creation for franchisees and shareholders.”

Fourth Quarter and Fiscal 2024 Operational and Financial Highlights (Unaudited):

The tables below outline certain statistical measures utilized by the Company to analyze its performance, as well as key financial results. This historical data is not necessarily indicative of results to be expected for any future period. Refer to Comments on Regulation G below for additional details, including definitions of these statistical measures and certain reconciliations.

	Fourth Quarter		Fiscal Year
	2024	2023	2024	2023
Global retail sales: (in millions of U.S. dollars)
U.S. stores	$2,897.6	$2,831.2	$9,500.1	$9,026.1
International stores	3,042.2	2,897.4	9,624.1	9,249.7
Total	$5,939.8	$5,728.6	$19,124.2	$18,275.8

	Fourth Quarter		Fiscal Year
	2024	2023	2024	2023
Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 2.3%	+ 4.5%	+ 5.3%	+ 3.1%
International stores (1)	+ 6.4%	+ 5.2%	+ 6.5%	+ 7.7%
Total (2)	+ 4.4%	+ 4.9%	+ 5.9%	+ 5.4%

Same store sales growth: (versus prior year period)
U.S. Company-owned stores	(0.7)%	+ 5.9%	+ 3.5%	+ 5.4%
U.S. franchise stores	+ 0.5%	+ 2.6%	+ 3.2%	+ 1.4%
U.S. stores	+ 0.4%	+ 2.8%	+ 3.2%	+ 1.6%
International stores (excluding foreign currency impact)	+ 2.7%	+ 0.1%	+ 1.6%	+ 1.7%

(1)	2024 fiscal year figure excludes the impact of the Russia market. Including the impact of the Russia market, international stores retail sales growth, excluding foreign currency impact, was 6.1%.
(2)	2024 fiscal year figure excludes the impact of the Russia market. Including the impact of the Russia market, total global retail sales growth, excluding foreign currency impact, was 5.7%.

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Fourth quarter of 2024 store counts:
Store count at September 8, 2024	291	6,639	6,930	14,072	21,002
Openings	1	86	87	308	395
Closings	—	(3)	(3)	(28)	(31)
Store count at December 29, 2024	292	6,722	7,014	14,352	21,366
Fourth quarter 2024 net store growth	1	83	84	280	364

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Fiscal 2024 store counts:
Store count at December 31, 2023	288	6,566	6,854	13,737	20,591
Openings	7	159	166	868	1,034
Closings	(1)	(5)	(6)	(253)	(259)
Transfers	(2)	2	—	—	—
Store count at December 29, 2024	292	6,722	7,014	14,352	21,366
Fiscal 2024 net store growth	6	154	160	615	775

	Fourth Quarter			Fiscal Year
(In millions, except percentages, percentage points, per share data and leverage ratio)	2024	2023	Increase/ (Decrease)	2024	2023	Increase/ (Decrease)
Total revenues	$1,443.9	$1,403.0	+ 2.9%	$4,706.4	$4,479.4	+ 5.1%

U.S. Company-owned store gross margin	15.5%	14.7%	+ 0.8 pp	16.7%	16.4%	+ 0.3 pp
Supply chain gross margin	11.3%	10.9%	+ 0.4 pp	11.1%	10.2%	+ 0.9 pp

Income from operations	$273.7	$257.2	+ 6.4%	$879.0	$819.5	+ 7.3%

Net income	$169.4	$157.3	+ 7.7%	$584.2	$519.1	+ 12.5%
Diluted earnings per share	$4.89	$4.48	+ 9.2%	$16.69	$14.66	+ 13.8%

Leverage ratio				4.9x	5.2x	(0.3)x

Net cash provided by operating activities				$624.9	$590.9	+ 5.8%
Capital expenditures				(112.9)	(105.4)	+ 7.1%
Free cash flow				$512.0	$485.5	+ 5.5%

•
Revenues increased $40.9 million, or 2.9%, in the fourth quarter of 2024 as compared to the fourth quarter of 2023, primarily due to higher supply chain and U.S. franchise advertising revenues. The increase in supply chain revenues was primarily attributable to an increase in the Company’s food basket pricing to stores, which increased 4.4% during the fourth quarter of 2024 as compared to the fourth quarter of 2023, as well as higher order volumes. These increases in supply chain revenues were partially offset by the transition of the Company’s equipment and supplies business to a third-party supplier, as well as a shift in the relative mix of the products sold by the Company. U.S. franchise advertising revenues increased primarily as a result of the return to the standard 6.0% advertising contribution rate at the beginning of the second quarter of 2024 following the end of the temporary reduction to 5.75%.
•
U.S. Company-owned store gross margin increased 0.8 percentage points in the fourth quarter of 2024 as compared to the fourth quarter of 2023, primarily due to an increase to the loyalty liability in the fourth quarter of 2023 as a result of the relaunch of the Domino’s Rewards program. This adjustment did not reoccur in 2024. Labor improvements as a result of store level productivity also contributed to the increase in U.S. Company-owned store gross margin. These increases were partially offset by the increase in the Company’s food basket pricing to stores, as described above.
•
Supply chain gross margin increased 0.4 percentage points in the fourth quarter of 2024 as compared to the fourth quarter of 2023, primarily due to procurement productivity.

•
Income from operations increased $16.5 million, or 6.4%, in the fourth quarter of 2024 as compared to the fourth quarter of 2023. Excluding the negative impact of foreign currency exchange rates on international franchise royalty revenues of $0.2 million, income from operations increased $16.7 million, or 6.5%, in the fourth quarter of 2024 as compared to the fourth quarter of 2023. These increases were primarily the result of gross margin dollar growth within supply chain, as well as lower general and administrative expenses. The decrease in general and administrative expenses was primarily due to a shift in the timing of investments.
•
Net income increased $12.2 million, or 7.7%, in the fourth quarter of 2024 as compared to the fourth quarter of 2023 due to higher income from operations, partially offset by higher provision for income taxes. The Company’s provision for income taxes increased $3.3 million in the fourth quarter of 2024 due to higher operating income. The effective tax rate was 23.3% in the fourth quarter of 2024 and 23.5% in the fourth quarter of 2023.
•
Diluted EPS was $4.89 in the fourth quarter of 2024 as compared to $4.48 in the fourth quarter of 2023, representing a $0.41, or 9.2%, increase. The increase in diluted EPS in the fourth quarter of 2024 as compared to the fourth quarter of 2023 was driven by higher net income and a lower weighted average diluted share count, resulting from the Company’s share repurchases during the trailing four quarters.
•
Net cash provided by operating activities was $624.9 million in 2024 as compared to $590.9 million in 2023. The Company spent $112.9 million on capital expenditures in 2024 as compared to $105.4 million in 2023, resulting in free cash flow of $512.0 million in 2024 as compared to $485.5 million in 2023. The increase in free cash flow was a result of higher net income, excluding non-cash operating activities and receipts for advertising contributions outpacing payments for advertising activities. These increases were partially offset by the negative impact of changes in operating assets and liabilities and higher investments in capital expenditures.

Quarterly Dividend

Subsequent to the end of the fourth quarter of 2024, on February 19, 2025, the Company’s Board of Directors approved a 15% increase to its per share quarterly dividend and a $1.74 per share quarterly dividend was declared on its outstanding common stock for shareholders of record as of March 14, 2025, to be paid on March 28, 2025.

Share Repurchases

During the fourth quarter and fiscal 2024, the Company repurchased and retired 258,568 and 758,242 shares of common stock for a total of $112.0 million and $327.0 million, respectively. As of December 29, 2024, the Company had a total remaining authorized amount for share repurchases of $814.3 million.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow, income from operations, excluding foreign currency impact and Consolidated Adjusted EBITDA. The Company has also included metrics such as global retail sales, global retail sales growth (excluding foreign currency impact), same store sales growth, net store growth, food basket pricing change, impact of changes in foreign currency exchange rates on international franchise royalty revenues and the leverage ratio, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “global retail sales,” a statistical measure, to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza brand and believes they are indicative of the financial health of the Company’s franchisee base. In addition, supply chain revenues are directly impacted by changes in franchise retail sales in the U.S. and Canada. As a result, sales by Domino’s franchisees have a direct effect on the Company’s profitability. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year. The 2024 global retail sales growth measures excluding the Russia market are calculated as the growth in retail sales excluding the retail sales from the Russia market from the 2023 retail sales base. Changes in global retail sales growth, excluding foreign currency impact, are primarily driven by same store sales growth and net store growth.

The Company uses “same store sales growth,” a statistical measure, which is calculated by including only retail sales from stores that also had sales in the comparable weeks of both periods. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales. Same store sales growth for transferred stores is reflected in their current classification.

The Company uses “net store growth,” a statistical measure, which is calculated by netting gross store openings with gross store closures during the period. Transfers between Company-owned stores and franchised stores are excluded from the calculation of net store growth.

The Company uses “food basket pricing change,” a statistical measure, which is calculated as the percentage change of the food basket (including both food and cardboard products) purchased by an average U.S. store (based on average weekly unit sales) from U.S. supply chain centers against the comparable period of the prior year. The Company believes that the food basket pricing change is important to investors and other interested persons to understand the Company’s performance. As food basket prices fluctuate, revenues, cost of sales and gross margin percentages in the Company’s supply chain segment also fluctuate. Additionally, cost of sales, gross margins and gross margin percentages for the Company’s U.S. Company-owned stores also fluctuate.

The Company uses “free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The most directly comparable financial measure calculated and presented in accordance with GAAP is net cash provided by operating activities. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

The Company uses “income from operations, excluding foreign currency impact,” which is calculated as income from operations as reported under GAAP, less the “impact of changes in foreign currency exchange rates on international franchise royalty revenues,” a statistical measure. The most directly comparable financial measure calculated and presented in accordance with GAAP is income from operations. The impact of changes in foreign currency exchange rates on international franchise royalty revenues is calculated as the difference in international franchise royalty revenues resulting from translating current period local currency results to U.S. dollars at current period exchange rates as compared to prior period exchange rates. The Company believes that the impact of changes in foreign currency exchange rates on international franchise royalty revenues is important to investors and other interested persons to understand the Company’s international royalty revenues given the significant variability in those revenues and that can be driven by changes in foreign currency exchanges rates. International franchise royalty revenues do not have a cost of sales component, so changes in these revenues have a direct impact on income from operations.

The Company uses “Consolidated Adjusted EBITDA,” which is calculated as Segment Income as defined by the Company under Accounting Standards Codification 280, Segment Reporting, less corporate administrative costs that have not been allocated to a reportable segment including labor, computer expenses, professional fees, travel and entertainment, rent, insurance and other corporate administrative costs. Consolidated Adjusted EBITDA is defined in the base indenture governing the Company’s securitized debt. The Company uses Consolidated Adjusted EBITDA to determine future business objectives and targets and for long-range planning, as well as to evaluate total Company operating performance for the purposes of determining certain variable performance-based compensation. The Company believes Consolidated Adjusted EBITDA is a reliable barometer for the overall success of the Company. It is also used to calculate the leverage ratio (defined below), and other ratios defined in the indenture governing the Company’s securitized debt. As such, Consolidated Adjusted EBITDA is important to investors and other interested persons to understand the financial performance of the Company, and to assess the ability of the Company to meet its financial obligations.

The Company uses the “leverage ratio1,” which is calculated as the Company’s securitized debt related to its fixed-rate notes from the recapitalizations completed in 2021, 2019, 2018, 2017 and 2015 and borrowings under its variable funding notes, divided by Consolidated Adjusted EBITDA on a trailing four quarters basis. The Company has historically operated with a leverage ratio between four and six times. The Company reviews its leverage ratio on at least a quarterly basis and believes its leverage ratio is important to investors and other interested persons to understand the capital structure of the Company, and to assess the ability of the Company to meet its financial obligations.

The reconciliation of the leverage ratio for the fourth quarters of 2024 and 2023 is as follows below.

	December 29, 2024		December 31, 2023
2015 Ten-Year Notes	$742,000		$744,000
2017 Ten-Year Notes	940,000		942,500
2018 7.5-Year Notes	402,688		403,750
2018 9.25-Year Notes	379,000		380,000
2019 Ten-Year Notes	648,000		649,688
2021 7.5-Year Notes	826,625		828,750
2021 Ten-Year Notes	972,500		975,000
Total fixed-rate notes	$4,910,813		$4,923,688

Segment Income - fourth quarter of 2024 and 2023	$340,968		$327,099
Segment Income - third quarter of 2024 and 2023	252,117		237,096
Segment Income - second quarter of 2024 and 2023	253,565		242,483
Segment Income - first quarter of 2024 and 2023	260,016		219,337
Segment Income - trailing four quarters of 2024 and 2023	$1,106,666		$1,026,015

General and administrative - other - fourth quarter of 2024 and 2023	$(27,818)		$(32,498)
General and administrative - other - third quarter of 2024 and 2023	(22,839)		(19,809)
General and administrative - other - second quarter of 2024 and 2023	(26,165)		(18,865)
General and administrative - other - first quarter of 2024 and 2023	(18,173)		(15,722)
General and administrative - other - trailing four quarters of 2024 and 2023	$(94,995)		$(86,894)

Consolidated Adjusted EBITDA - trailing four quarters of 2024 and 2023	$1,011,671		$939,121
Leverage ratio	4.9	x	5.2	x

(1)	The Company also calculates and reviews its Senior Leverage Ratio and Holdco Leverage Ratio as defined in the indenture governing the Company’s securitized debt.

Russia Market

On August 21, 2023, the Company’s master franchisee that owned and operated Domino’s Pizza stores in Russia announced its intent to file for bankruptcy with respect to the stores in that market. Therefore, as of August 21, 2023, the Company has considered the stores in the Russia market to be closed and they are excluded from the Company’s ending store count as of the end of the third quarter of 2023. The Company has presented its statistical measure of global retail sales growth, excluding foreign currency impact, for fiscal 2024 excluding the retail sales from the Russia market from the 2023 retail sales base. The Company believes the impact of the Russia market on its statistical measure of global retail sales growth, excluding foreign currency impact for the other periods presented was immaterial. The Company believes the impact of the Russia market on its statistical measure of same store sales growth for the periods presented was immaterial, and it also believes the impact of the Russia market on its consolidated statements of income related to international franchise royalties and fee revenues and general and administrative expenses for the periods presented was immaterial.

Conference Call Information

The Company will file its Annual Report on Form 10-K today. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 8:30 a.m. (Eastern) to review its fourth quarter and fiscal 2024 financial results. The webcast is available at ir.dominos.com and will be archived for one year.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout. It ranks among the world’s top public restaurant brands with a global enterprise of more than 21,300 stores in over 90 markets. Domino’s had global retail sales of over $19.1 billion in 2024. Its system is comprised of independent franchise owners who accounted for 99% of Domino’s stores as of the end of the fourth quarter of 2024. In the U.S., Domino’s generated more than 85% of U.S. retail sales in 2024 via digital channels and has developed many innovative ordering platforms.

Order – dominos.com

Company Info – biz.dominos.com

Media Assets – media.dominos.com

Please visit our Investor Relations website at ir.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, store growth and the growth of our U.S. and international business in general, our ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; our ability to successfully implement our growth strategy, including through our participation in the third-party order aggregation marketplace; labor shortages or changes in operating expenses resulting from increases in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs or negative economic conditions; the effectiveness of our advertising, operations and promotional initiatives; shortages, interruptions or disruptions in the supply or delivery of fresh food products and store equipment; the additional risks our international operations subject us to, which may differ in each country in which we and our franchisees do business; our ability and that of our franchisees to successfully operate in the current and future credit environment; the impact of social media or a boycott on our business, brand and reputation; the impact of new or improved technologies and alternative methods of delivery on consumer behavior; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to successfully manage their operations without negatively impacting our royalty payments and fees or our brand’s reputation; our ability to successfully implement cost-saving strategies; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence or negative economic conditions in general; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation and maintain demand for new stores; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; changes in income tax rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy, payment methods, advertising and consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products or food tampering or other events that may impact our reputation; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the impact that environmental, social and governance matters may have on our business and reputation; the effect of war, terrorism, catastrophic events, other geopolitical or reputational considerations or climate change; our ability to pay dividends and repurchase shares; changes in consumer tastes, spending and traffic patterns and demographic trends; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	December 29, 2024	% of Total Revenues	December 31, 2023	% of Total Revenues
(In thousands, except share and per share data)
Revenues:
U.S. Company-owned stores	$119,812		$117,298
U.S. franchise royalties and fees	196,025		194,443
Supply chain	876,009		856,986
International franchise royalties and fees	98,396		96,769
U.S. franchise advertising	153,672		137,476
Total revenues	1,443,914	100.0%	1,402,972	100.0%
Cost of sales:
U.S. Company-owned stores	101,264		100,064
Supply chain	776,796		763,863
Total cost of sales	878,060	60.8%	863,927	61.6%
Gross margin	565,854	39.2%	539,045	38.4%
General and administrative	138,530	9.6%	144,368	10.3%
U.S. franchise advertising	153,672	10.6%	137,476	9.8%
Income from operations	273,652	19.0%	257,201	18.3%
Other income	3,193	0.2%	4,446	0.3%
Interest expense, net	(55,852)	(3.9)%	(56,152)	(4.0)%
Income before provision for income taxes	220,993	15.3%	205,495	14.6%
Provision for income taxes	51,549	3.6%	48,203	3.4%
Net income	$169,444	11.7%	$157,292	11.2%
Earnings per share:
Common stock – diluted	$4.89		$4.48
Weighted average diluted shares	34,655,676		35,141,199

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Year Ended
	December 29, 2024	% of Total Revenues	December 31, 2023	% of Total Revenues
(In thousands, except share and per share data)
Revenues:
U.S. Company-owned stores	$393,898		$376,180
U.S. franchise royalties and fees	638,193		604,897
Supply chain	2,845,781		2,715,009
International franchise royalties and fees	318,691		310,077
U.S. franchise advertising	509,853		473,195
Total revenues	4,706,416	100.0%	4,479,358	100.0%
Cost of sales:
U.S. Company-owned stores	327,986		314,673
Supply chain	2,529,928		2,437,268
Total cost of sales	2,857,914	60.7%	2,751,941	61.4%
Gross margin	1,848,502	39.3%	1,727,417	38.6%
General and administrative	459,492	9.8%	434,554	9.7%
U.S. franchise advertising	509,853	10.8%	473,195	10.6%
Refranchising loss	158	0.0%	149	0.0%
Income from operations	878,999	18.7%	819,519	18.3%
Other income	22,064	0.5%	17,713	0.4%
Interest expense, net	(178,848)	(3.9)%	(184,792)	(4.1)%
Income before provision for income taxes	722,215	15.3%	652,440	14.6%
Provision for income taxes	138,045	2.9%	133,322	3.0%
Net income	$584,170	12.4%	$519,118	11.6%
Earnings per share:
Common stock – diluted	$16.69		$14.66
Weighted average diluted shares	34,991,484		35,401,313

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	December 29, 2024	December 31, 2023
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$186,126	$114,098
Restricted cash and cash equivalents	195,370	200,870
Accounts receivable, net	309,104	282,809
Inventories	70,919	82,964
Prepaid expenses and other	40,363	30,215
Advertising fund assets, restricted	103,396	106,335
Total current assets	905,278	817,291
Property, plant and equipment, net	301,179	304,365
Operating lease right-of-use assets	210,302	207,323
Investment in DPC Dash	82,699	143,553
Other assets	237,555	202,367
Total assets	$1,737,013	$1,674,899
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$1,149,679	$56,366
Accounts payable	85,898	106,267
Operating lease liabilities	39,920	39,330
Advertising fund liabilities	101,567	104,246
Other accrued liabilities	235,398	241,141
Total current liabilities	1,612,462	547,350
Long-term liabilities:
Long-term debt, less current portion	3,825,659	4,934,062
Operating lease liabilities	181,983	179,548
Other accrued liabilities	79,200	84,306
Total long-term liabilities	4,086,842	5,197,916
Total stockholders’ deficit	(3,962,291)	(4,070,367)
Total liabilities and stockholders’ deficit	$1,737,013	$1,674,899

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
	December 29, 2024	December 31, 2023
(In thousands)
Cash flows from operating activities:
Net income	$584,170	$519,118
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	87,732	80,640
Refranchising loss	158	149
Loss on sale/disposal of assets	1,527	1,299
Amortization of debt issuance costs	5,298	5,535
Benefit for deferred income taxes	(9,117)	(19,509)
Non-cash equity-based compensation expense	43,255	37,514
Excess tax benefits from equity-based compensation	(22,241)	(3,397)
Provision for losses on accounts and notes receivable	191	1,472
Unrealized and realized gain on investments, net	(22,064)	(17,713)
Changes in operating assets and liabilities	(37,035)	38,487
Changes in advertising fund assets and liabilities, restricted	(6,977)	(52,731)
Net cash provided by operating activities	624,897	590,864
Cash flows from investing activities:
Capital expenditures	(112,885)	(105,396)
Sale of investments	82,918	—
Other	(1,262)	(1,521)
Net cash used in investing activities	(31,229)	(106,917)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	14,898
Repayments of long-term debt and finance lease obligations	(17,647)	(55,705)
Proceeds from exercise of stock options	36,024	8,656
Purchases of common stock	(329,557)	(269,025)
Tax payments for restricted stock upon vesting	(11,098)	(5,410)
Payments of common stock dividends and equivalents	(209,945)	(169,772)
Net cash used in financing activities	(532,223)	(476,358)
Effect of exchange rate changes on cash	(2,154)	340
Change in cash and cash equivalents, restricted cash and cash equivalents	59,291	7,929

Cash and cash equivalents, beginning of period	114,098	60,356
Restricted cash and cash equivalents, beginning of period	200,870	191,289
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	88,165	143,559
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	403,133	395,204

Cash and cash equivalents, end of period	186,126	114,098
Restricted cash and cash equivalents, end of period	195,370	200,870
Cash and cash equivalents included in advertising fund assets, restricted, end of period	80,928	88,165
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$462,424	$403,133

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